                                                                      EXHIBIT 12


                             AMERICAN AIRLINES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)


                                                                                 Three Months Ended March 31,
                                                                                ------------------------------
                                                                                    2002              2001
                                                                                ------------      ------------
Earnings (loss):
   Loss before income taxes and cumulative effect of accounting
     change                                                                     $       (814)     $        (44)

   Add:  Total fixed charges (per below)                                                 388               286

   Less:  Interest capitalized                                                            20                39
                                                                                ------------      ------------
      Total earnings (loss) before income taxes and cumulative
        effect of accounting change                                             $       (446)     $        203
                                                                                ============      ============

Fixed charges:
   Interest                                                                     $        127      $         87

   Portion of rental expense representative of the interest factor                       260               198

   Amortization of debt expense                                                            1                 1
                                                                                ------------      ------------
      Total fixed charges                                                       $        388      $        286
                                                                                ============      ============

Coverage deficiency                                                             $        834      $         83
                                                                                ============      ============

Note: In April 2001, the Board of Directors of American approved the guarantee by American of AMR's existing debt obligations. As of March 31, 2002, this guarantee covered approximately $634 million of unsecured debt and approximately $573 million of secured debt. The impact of these unconditional guarantees is not included in the above computation.